Exhibit 10.1
SEASPINE HOLDINGS CORPORATION
AMENDED AND RESTATED
2015 INCENTIVE AWARD PLAN

ANNUAL INCENTIVE PROGRAM
(beginning January 1, 2019)
This Annual Incentive Program (beginning January 1, 2019) (hereinafter referred to as the “Program”) is hereby adopted under Section 9.1(b) the SeaSpine Holdings Corporation (the “Company”) Amended and Restated 2015 Incentive Award Plan (as amended and restated as of March 22, 2018), as amended and/or restated from time to time (the “Plan”), and is intended to recognize and reward Participants (as defined below) who achieve goals that support, and are aligned with, the Company’s strategic goals through the granting of annual incentive awards (each an “Award”) payable to Participants. Awards granted under the Program are intended to constitute Performance Awards as defined in the Plan.

Defined terms used herein without definition shall have the meanings given to such terms in the Plan.

1.Effective Date. The effective date of the Program is January 1, 2019. The Program will continue in effect until the termination or expiration of the Plan or, if earlier, termination of the Program by the Committee (as defined below).

2.Administration. The Program shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee shall have the discretion and authority to administer and interpret the Program, including the authority to establish one or more incentive programs under the Program from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion. All decisions made by the Committee in connection with the Program will be made in the Committee’s sole and absolute discretion and will be final and conclusive.

3.Participants and Eligibility. The Chief Executive Officer and the other key employees of the Company (together, the “SLT”) shall be eligible to participate in the Program, as determined by the Committee. No SLT member is automatically entitled to participate in the Program and participation in the Program for any Performance Period does not guarantee participation in the Program in respect of any other Performance Period. Any SLT member designated by the Committee as a participant in the Program with respect to any Performance Period, and who meets the eligibility requirements set forth in this Section 3, shall be referred to herein as a “Participant.” Unless otherwise determined by the Committee, to receive payment with respect to an Award under the Program with respect to any Performance Period, a Participant must:

(a)         Be an “Active” employee as of the date of payment of his or her Award. For purposes of this Plan, “Active” shall mean an employee who is actively employed by the Company, including an employee on an approved leave of absence, such as medical, personal or military leave, but not an employee who has been moved to “inactive” (or comparable status) pursuant to the Company’s policies and/or procedures.

(b)        Be a regular full-time employee at the end of the relevant Performance Period. Temporary or seasonal employees, interns, independent contractors and consultants are ineligible to participate in the Program.

(c)        Have been an eligible employee for at least three consecutive months prior to the end of the relevant Performance Period.

(d)        Not engage in serious misconduct (e.g., theft, dishonesty, workplace violence) or a violation of Company policy, or be subject to a performance improvement plan (or comparable remedial action) during the Performance Period or prior to the payment of his or her Award, as determined by the Committee.

4.Target Award Percentages; Target Awards. Each Participant will be assigned a “Target Award Percentage” by the Committee based on his or her job classification and responsibilities for each Performance Period. Unless otherwise determined by the Committee, a Participant’s Target Award Percentage for any given Performance Period will be based on his or her job classification as of the last day of such Performance Period. The Target Award Percentages will be reviewed annually by the Committee and adjusted as necessary or appropriate. Unless otherwise determined by the Committee, the “Target Award” for each Participant for each Performance Period will be determined by multiplying his or her “Target Award Percentage” by his or her base salary actually earned during such Performance Period.

5.Weightings.  Each Participant’s Award will be based on corporate Performance Goal achievement and/or individual performance, with the relative weight between corporate and individual components determined by the Committee for each Performance Period.

6.Performance Periods. The Committee will also establish one or more Performance Periods over which the attainment of one or more Performance Goals (or the attainment of corporate or individual performance goals that may not be based on one or more of the Performance Criteria) will be measured for the purpose of determining a Participant’s entitlement to an Award under the Program. Unless otherwise determined by the Committee, the Performance Period for purposes of the Program shall be the calendar year.
7.Terms of Awards.
(a)Performance Goals. With respect to each Performance Period, the Committee will establish the applicable Performance Goals for such Performance Period based on some or all of the Performance Criteria (or will establish corporate or individual performance goals that may not be based on one or more of the Performance Criteria), and the weighting of the various Performance Goals or other goals. A Performance Goal or other goal may be a single goal or a range with a minimum goal up to a maximum goal. The Performance Goals (or corporate or individual performance goals that may not be based on one or more of the Performance Criteria) established in respect of a Performance Period may differ from those established in respect of other Performance Periods and may differ for each Participant. Unless otherwise determined by the Committee, and subject to Section 3.3. of the Plan, the maximum Award that may be paid to any Participant for a Performance Period shall be 200% of his or her Target Award for such Performance Period.
(b)Adjustments to Performance Goals. The Committee may provide that one or more adjustments shall be made to one or more of the Performance Goals, as provided in the Plan.

(c)Determination of Awards. After the end of the applicable Performance Period, the Committee will determine the extent to which the previously established Performance Goals (or such other corporate or individual performance goals) were achieved and will determine the amount of the Award, if any, that is payable to each Participant for such Performance Period. The maximum payout for Awards under the Program to any Participant in any calendar year is set forth in Section 3.3 of the Plan.
(d)Proration of Awards. A Participant who has been an eligible employee for less than the full Performance Period, but who is otherwise eligible to receive an Award for such Performance Period may receive a prorated Award based on the portion of the Performance Period he or she was an eligible employee, in the discretion of the Committee.
(e)Negative Discretion. The Committee may, in its discretion, increase, reduce or eliminate an Award otherwise payable to any Participant on the basis of the level of achievement of the applicable Performance Goals (or such other corporate or individual performance goals) with respect to the Performance Period. Any such increase, reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate.
8.Payment. Payments, if any, under the Program will be paid as soon as administratively feasible after the Committee determines (or certifies in writing, if applicable) the extent to which the Performance Goals (or such other corporate or individual performance goals that may not be based on one or more of the Performance Criteria) were achieved for the applicable Performance Period and determines the amount of the Award, if any, payable to each Participant, but in no event later than March 15 of the calendar year following the end of the applicable Performance Period. Settlement of Awards shall be in cash or, subject to the terms of the Plan, in shares of Common Stock or any combination thereof, in the discretion of the Committee. A Participant must be a regular employee of the Company on the date of payment of his or her Award in order to earn such Award; provided that the Committee may make exceptions to this requirement, in its sole discretion, in the case of a Participant’s death, disability or other termination of employment.
9.Amendment, Suspension and Termination. The Committee may amend, modify suspend or terminate the Program, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary in order to (i) comply with applicable law or (ii) be exempt from Section 409A of the Code.
10.Coordination with Plan. The Program is subject to all the provisions of the Plan and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan shall control.
11.Compensation Subject to Recovery. The Awards under the Program and all compensation payable with respect to them shall be subject to Section 10.5 (“Forfeiture and Claw-Back Provisions”) of the Plan.
12.Miscellaneous
(a)        The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Award paid hereunder.

(b)        The Program does not, and Company policies and practices in administering the Program do not, constitute an express or implied contract or other agreement concerning the payment of any Award or the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause, unless otherwise set forth in a written agreement between the Company and the Participant. Notwithstanding anything to the contrary contained in the Program, nothing in the Program shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.

(c)        The Program shall be unfunded. Amounts payable under the Program are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Program.

(d)No rights of any Participant to payments of any amounts under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an Award granted to a Participant under the Program shall be available during his or her lifetime only to the Participant.

(e)Notwithstanding anything in the Program to the contrary, any and all amounts payable to any Participant under the Program from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates. The Program is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

(f)Any provision of the Program that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g)    Awards are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder. Accordingly, to the extent necessary to cause Award payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, an Award payment shall be made not later than the later of: (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Awards are not paid within the foregoing time periods, then such Awards will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Performance Period to which such Awards relate.

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